EXHIBIT 99.1

BBSI Reports Strong First Quarter 2021 Financial Results and Raises Full-Year Outlook

- Q1 Net Revenues of $218.4 Million with Gross Billings Up 2% -

VANCOUVER, Washington, May 5, 2021 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Summary vs. Year-Ago Quarter

•	Net revenues essentially flat at $218.4 million versus $219.1 million.

•	Gross billings up 2% to $1.47 billion.

•	Average worksite employees (“WSEs”) down 6%.

•	Net loss of $4.6 million, or $(0.60) per diluted share, compared to net loss of $3.4 million, or $(0.45) per diluted share.

•	Unrestricted cash and investments up 52% to $142.7 million.

“Our performance in the first quarter was strong and exceeded our expectations,” said BBSI President and CEO, Gary Kramer. “While the year-over-year comparison includes results prior to the effects of the pandemic, our gross billings and gross margin exceeded the prior year quarter, and our overall performance is trending ahead of plan, leading us to raise our full-year outlook.”

First Quarter 2021 Financial Results

Net revenues in the first quarter of 2021 decreased slightly to $218.4 million compared to $219.1 million in the first quarter of 2020.

Total gross billings in the first quarter increased 2% to $1.47 billion compared to $1.44 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to higher average billings per WSE, partially offset by a decrease in average WSEs attributable to the effects of the COVID-19 pandemic.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.2% in the first quarter and benefited from a favorable one-time adjustment of prior accident year liability of $1.2 million as well as other cost-saving measures. This compares to 4.3% in the first quarter of 2020.

Net loss for the first quarter of 2021 was $4.6 million, or $(0.60) per diluted share, compared to net loss of $3.4 million, or $(0.45) per diluted share, in the year-ago quarter. The decline is attributable to increased SG&A expense of $5.0 million, primarily related to one-time cost reversals in the prior year due to management changes, as well as lower investment income of $1.4 million, partially offset by increased gross margin of $4.8 million. BBSI historically incurs losses in the first quarter due to the higher effective payroll taxes at the beginning of each year.

1

Liquidity

As of March 31, 2021, unrestricted cash and investments increased 52% to $142.7 million compared to $93.6 million in the year-ago quarter. BBSI remains debt free apart from the $3.7 million mortgage on its corporate headquarters.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on June 4, 2021 to all stockholders of record as of May 21, 2021. The Company also repurchased an additional 48,594 shares in the first quarter at an average price of $70.73 per share. Approximately $39 million remains available on its $50 million share repurchase program.

Outlook

In light of the strong performance in the quarter, BBSI is revising its outlook for the year and now expects the following:

•	Gross billings growth of 5% to 7%, increased from 2% to 5% in the prior outlook
•	Growth in the average number of WSEs of 2% to 4%, increased from 1% to 3%
•	Outlook for gross margin as a percent of gross billings remains 2.9% to 3.1%
•	Effective annual tax rate remains 21% to 23%

Conference Call

BBSI will conduct a conference call on Wednesday, May 5, 2021, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the first quarter ended March 31, 2021.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, May 5, 2021
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13718970

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at www.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 5, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13718970

2

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three months ended March 31, 2021 and 2020.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2021	2020
Gross billings	$1,471,541	$1,439,120
PEO and staffing wages	$1,271,392	$1,232,581

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be closely connected to our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2021	2020
Workers' compensation	$46,347	$54,514
Safety incentive costs	1,075	6,979
Non-GAAP gross workers' compensation	$47,422	$61,493

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)
	Percentage of Gross Billings
	Three Months Ended March 31,
	2021	2020
PEO and staffing wages	86.4%	85.6%
Payroll taxes and benefits	8.3%	8.3%
Non-GAAP gross workers' compensation	3.2%	4.3%
Gross margin	2.1%	1.8%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

3

	(Unaudited)
	Three Months Ended March 31,
	2021	% Change	2020	% Change
Average WSEs	106,300	-6.1%	113,226	3.1%
Ending WSEs	108,423	-4.3%	113,349	1.6%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,500 clients across all lines of business in 40 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding the effects of the COVID-19 pandemic on our business operations, future growth in gross billings and average number of WSEs, gross margin as a percentage of gross billings and effective annual tax rates, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effects of governmental orders imposing business closures and stay-at-home and physical distancing requirements, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients and to achieve revenue growth, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, changes in the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effects of the pandemic and conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2020 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

4

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$28,545	$68,688
Investments	114,142	101,244
Trade accounts receivable, net	207,430	118,506
Income taxes receivable	8,209	6,485
Prepaid expenses and other	14,613	15,961
Restricted cash and investments	99,183	96,991
Total current assets	472,122	407,875
Property, equipment and software, net	35,400	34,916
Operating lease right-of-use assets	23,475	23,025
Restricted cash and investments	261,020	258,153
Goodwill	47,820	47,820
Other assets	2,818	3,161
	$842,655	$774,950
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	5,611	4,746
Accrued payroll, payroll taxes and related benefits	233,132	149,989
Current operating lease liabilities	8,006	7,539
Other accrued liabilities	8,292	7,275
Workers' compensation claims liabilities	103,290	102,040
Safety incentives liability	11,254	18,827
Total current liabilities	369,806	290,637
Long-term workers' compensation claims liabilities	259,373	255,706
Long-term debt	3,455	3,510
Deferred income taxes	2,511	4,518
Long-term operating lease liabilities	16,387	16,419
Customer deposits and other long-term liabilities	6,638	5,925
Stockholders' equity	184,485	198,235
	$842,655	$774,950

5

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	March 31,
	2021	2020
Revenues:
Professional employer service fees	$193,819	$193,592
Staffing services	24,626	25,512
Total revenues	218,445	219,104
Cost of revenues:
Direct payroll costs	18,450	19,077
Payroll taxes and benefits	122,783	119,462
Workers' compensation	46,347	54,514
Total cost of revenues	187,580	193,053
Gross margin	30,865	26,051
Selling, general and administrative expenses	37,107	32,115
Depreciation and amortization	1,297	1,000
Loss from operations	(7,539)	(7,064)
Other income, net	1,470	2,733
Loss before income taxes	(6,069)	(4,331)
Benefit from income taxes	(1,515)	(924)
Net loss	$(4,554)	$(3,407)
Basic loss per common share	$(0.60)	$(0.45)
Weighted average basic common shares outstanding	7,576	7,521
Diluted loss per common share	$(0.60)	$(0.45)
Weighted average diluted common shares outstanding	7,576	7,521

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com

6